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                                                                     EXHIBIT 4.1

                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                               GENEMEDICINE, INC.



     GeneMedicine, Inc., a corporation organized under the General Corporation Law of the State of Delaware (the "Company"), does hereby certify:

     That the Company was originally incorporated on January 2, 1992 under the name "Vector Therapeutics, Inc." pursuant to the General Corporation Law of the State of Delaware (the "General Corporation Law"); and that the Amended and Restated Certificate of Incorporation was duly adopted by the Board of Directors at a meeting of the Board of Directors and by the Company's stockholders at the Company's annual meeting of stockholders in accordance with Sections 211, 242 and 245 of the General Corporation Law; and

     That the Certificate of Incorporation be restated in its entirety to read as follows:

                                       I.

     The name of the Company is GeneMedicine, Inc.

                                      II.

     The registered office of the Company in the State of Delaware is located at Corporation Trust Center, 1013 Centre Road in the City of Wilmington, County of New Castle. The name and address of its registered agent is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware.

                                      III.

     The nature of the business and purposes to be conducted or promoted by the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

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                                 IV.

          The total number of shares of stock which the Company shall have authority to issue is 60,000,000, of which 20,000,000 shares shall be designated Preferred Stock, each having a par value of $.001, and of which 40,000,000 shares shall be designated Common Stock, each having a par value of $.001.

          The Preferred Stock may be issued from time to time in one or more series. Except as provided below, the Board of Directors is hereby authorized, by filing a certificate pursuant to the Delaware General Corporation Law, to fix or alter from time to time the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof, including without limitation the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), redemption price or prices, and the liquidation preferences of any wholly unissued series of Preferred Stock, and to establish from time to time the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

A.   SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

     1. DESIGNATION AND AMOUNT. Six Hundred Thousand (600,000) shares of Preferred Stock, $.001 par value, are designated "Series A Junior Participating Preferred Stock" with the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions specified herein (the "Junior Preferred Stock"). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Junior Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Company convertible into Junior Preferred Stock.

     2.  DIVIDENDS AND DISTRIBUTIONS.

          A. Subject to the rights of the holders of any shares of Series B Preferred Stock or any other series of Preferred Stock (or any similar stock) ranking prior and superior to the Junior Preferred Stock with respect to dividends, the holders of shares of Junior Preferred Stock, in preference to the holders of Common Stock, par value $.001 per share (the "Common Stock"), of the Company, and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of April, July, October and January in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Junior Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $l.00 or (b) subject to the provision for adjustment hereinafter

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set forth, 100 times the aggregate per share amount of all cash dividends, and
100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise) declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Junior Preferred Stock. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          B. The Company shall declare a dividend or distribution on the Junior Preferred Stock as provided in paragraph a. of this Section 2 immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Junior Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

          C. Dividends shall begin to accrue and be cumulative on outstanding shares of Junior Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Junior Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Junior Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Junior Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 60 days prior to the date fixed for the payment thereof.

     3. VOTING RIGHTS. The holders of shares of Junior Preferred Stock shall have the following voting rights:

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          A.  Subject to the provision for adjustment hereinafter set forth, each share of Junior Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Company. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the number of votes per share to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

          B. Except as otherwise provided herein, in any other Certificate of Designation creating a series of Preferred Stock or any similar stock, or by law, the holders of shares of Junior Preferred Stock and the holders of shares of Common Stock and any other capital stock of the Company having general voting rights shall vote together as one class on all matters submitted to a vote of stockholders of the Company.

          C. Except as set forth herein, or as otherwise provided by law, holders of Junior Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

     4.   CERTAIN RESTRICTIONS.

          A. Whenever quarterly dividends or other dividends or distributions payable on the Junior Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Junior Preferred Stock outstanding shall have been paid in full, the Company shall not:

               I. declare or pay dividends, or make any other distributions, on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock;

               II. declare or pay dividends, or make any other distributions, on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except dividends paid ratably on the Junior Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

               III. redeem or purchase or otherwise acquire for consideration shares of any stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such junior stock in exchange for shares of any stock of the

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Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Junior Preferred Stock; or

               IV. redeem or purchase or otherwise acquire for consideration any shares of Junior Preferred Stock, or any shares of stock ranking on a parity with the Junior Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

          B. The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph a. of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

     5. REACQUIRED SHARES. Any shares of Junior Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock subject to the conditions and restrictions on issuance set forth herein, in the Restated Certificate of Incorporation, or in any other Certificate of Designation creating a series of Preferred Stock or any similar stock or as otherwise required by law.

     6. LIQUIDATION, DISSOLUTION OR WINDING UP. Upon any liquidation, dissolution or winding up of the Company, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Junior Preferred Stock unless, prior thereto, the holders of shares of Junior Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Junior Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of shares of Common Stock, or (2) to the holders of shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Junior Preferred Stock, except distributions made ratably on the Junior Preferred Stock and all such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the aggregate amount to which holders of shares of Junior Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event

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and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     7. CONSOLIDATION, MERGER, ETC. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case each share of Junior Preferred Stock shall at the same time be similarly exchanged or changed into an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Company shall at any time declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Junior Preferred Stock shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

     8. NO REDEMPTION. The shares of Junior Preferred Stock shall not be redeemable.

     9. RANK. The Junior Preferred Stock shall rank, with respect to the payment of dividends and the distribution of assets, junior to all series of any other class of the Company's Preferred Stock.

     10. AMENDMENT. The Amended and Restated Certificate of Incorporation of the Company shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Junior Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least two-thirds of the outstanding shares of Junior Preferred Stock, voting together as a single class.

B.   SERIES B PREFERRED STOCK

     1. DESIGNATION AND AMOUNT. Three Million Seven Hundred Fifty Thousand (3,750,000) shares of Preferred Stock, $.001 pair value, are designated Series B Preferred Stock (the "Series B Preferred") with the rights, preferences, privileges and restrictions specified herein.

     2. DIVIDEND RIGHTS. The holders of the then-outstanding shares of Series B Preferred shall be entitled to receive, when, as and if declared by the Board of Directors, cash dividends at the rate of eight percent (8%) of the "Original Issue Price" for such series per annum on each outstanding share of Series B Preferred (as adjusted for any stock dividends, combinations, consolidations, recapitalizations, stock splits and the like (collectively, a "Recapitalization") with respect to such shares). The Original Issue Price shall be four dollars

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($4.00).  Any dividend on the Series B Preferred shall be paid prior and in preference to any declaration or payment of any dividend on the Common Stock of the Company (the "Common") payable other than in Common or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common. Such dividends shall not be cumulative, and no right shall accrue to holders of Series B Preferred by reason of the fact that dividends are not declared in any year, nor shall any undeclared or unpaid dividend bear or accrue interest.

     3. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, distributions to the stockholders of the Company shall be made in the following manner:

          A. The holders of the Series B Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Company to the holders of Common by reason of their ownership of such stock, the amount of $4.00 per share on a pari passu basis, for each share of Series B Preferred, as applicable, then held by them, adjusted for any Recapitalizations with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on such Series B Preferred.
If the assets and funds thus distributed among the holders of the Series B Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series B Preferred in proportion to the full preferential amount each such holder would have been entitled to receive if such distribution had been sufficient to permit the full payment of such preferential amount.

          B. After payment has been made to the holders of the Series B Preferred of the full amounts to which they shall be entitled as provided in paragraph (a) above, the holders of the Common shall be entitled to receive ratably on a per share basis all the remaining assets of the Company.

          C. For purposes of this Section 3, a merger, consolidation or reorganization of the Company with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Company, in which consolidation, merger or reorganization the stockholders of the Company receive distributions in cash or securities of another corporation or corporations as a result of such consolidation, merger or reorganization, or a sale of all or substantially all of the assets of the Company in a single transaction or a series of related transactions or other reorganization, shall be treated as a liquidation, dissolution or winding up of the Company. The Company shall provide written notice of any such liquidation, dissolution, winding up, merger, consolidation, reorganization or sale of assets of the Company as provided in Section 4.g. hereof. Notwithstanding anything else contained herein to the contrary, each holder of Series B Preferred shall have the right to convert such holder's shares of Series B Preferred into Common as provided in Section 4.a.i. hereof prior to the consummation of any such consolidation, merger, reorganization or sale of assets.

          D. Any securities to be delivered to the holders of the Series B Preferred pursuant to Section 3.c. above shall be valued as follows:

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               I.   Securities not subject to investment letter or other similar restrictions on free marketability:

                    (1) If traded on a securities exchange, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the closing;

                    (2) If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever are applicable) over the 30-day period ending three (3) days prior to the closing; and

               II. The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs 2.d.i.(1) or (2) to reflect the approximate fair market value thereof, as mutually determined by the Company and the holders of a majority-in-interest of the Series B Preferred, as applicable, which would be entitled to receive such securities or the same type of securities.

               III. In the event the requirements of Section 3.c. are not complied with, the Company shall forthwith either:

                     (1) cause such closing to be postponed until such time as the requirements of this Section 3 have been complied with, or

                     (2) cancel such transaction, in which event the rights, preferences and privileges of the holders of the Series B Preferred shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2.c. hereof.

     4. CONVERSION. The holders of the Series B Preferred shall have conversion rights as follows (the "Conversion Rights"):

          A.   OPTIONAL AND AUTOMATIC CONVERSION.

               I. Each share of Series B Preferred shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share, at the office of the Company or any transfer agent for the Series B Preferred, as applicable, into such number of fully paid and nonassessable shares of Common as is determined by dividing $4.00 by the Series B Conversion Price determined as hereinafter provided, in effect at the time of conversion. The conversion price for the Series B Preferred (the "Series B Conversion Price") initially shall be $4.00. The Series B Conversion Price shall be subject to adjustment, as hereinafter provided.

               II. Each share of Series B Preferred shall be convertible, at the option of the Company, into such number of fully paid and nonassessable shares of Common as is determined by dividing $4.00 by the Series B Conversion Price, in effect of the time of

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conversion, at any time after (A) the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Act, covering the offer and sale of Common (whether for the account of the Company or for the account of one or more stockholders of the Company) at an aggregate offering price of not less than ten million dollars ($10,000,000) and at a public offering price (prior to underwriters' commissions and expenses) equal to or exceeding $4.00 per share of Common (as adjusted for any stock dividends, combinations or splits with respect to such shares), (B) such time as the Common has traded on a national securities exchange or the Nasdaq National or Small Cap Market at an average closing price equal to or exceeding $4.00 per share (as adjusted for any Recapitalizations with respect to such shares) for 30 consecutive trading days, or (C) April 8, 1998.

          B. MECHANICS OF CONVERSION. No fractional shares of Common shall be issued upon conversion of the Series B Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, such fractional amount shall be rounded down to the nearest whole share, after aggregating all shares to which such holder is entitled.

               I. Before any holder of Series B Preferred shall be entitled to convert the same into shares of Common, it shall surrender its certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Series B Preferred Stock and shall give written notice to the Company at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of conversion by the Company pursuant to Section 4.a.ii.

               II. Before the Company shall be entitled to convert shares of Series B Preferred into shares of Common as provided in Section 4.a.ii., the Company shall give written notice to each holder of record of shares of Series B Preferred at least fifteen (15) days prior to the date of conversion of its intention to convert all (but not less than all) of the outstanding shares of Series B Preferred into Common, such notice to be addressed to each holder of Series B Preferred at the address as it appears on the stock transfer books of the Company and to specify the date of conversion.

               III. The Company shall, as soon as practicable after the date of receipt of notice pursuant to Section 4.b.i., or within fifteen (15) days of mailing its notice pursuant to Section 4.b.ii. above, as applicable, issue and deliver at such office to such holder of Series B Preferred, a certificate or certificates, registered in such names as are specified by the holder, for the number of shares of Common to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series B Preferred to be converted, and the person or persons entitled to receive the shares of Common issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common on such date.

          C. ADJUSTMENTS TO CONVERSION PRICE FOR SUBDIVISIONS, DIVIDENDS, COMBINATIONS OR CONSOLIDATIONS OF COMMON.

               I. COMBINATIONS. In the event the outstanding shares of Common shall be combined or consolidated, by reclassification or otherwise, into a lesser number of

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shares of Common, the Series B Conversion Price in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

               II. SUBDIVISIONS. In the event the Company shall declare or pay any dividend on the Common payable in Common or in the event the outstanding shares of Common shall be subdivided, by reclassification or otherwise than by payment of a dividend in Common, into a greater number of shares of Common, the Series B Conversion Price in effect immediately prior to such dividend or subdivision shall be proportionately decreased:

                    (1) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                    (2) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

     If such record date shall have been fixed and such dividend shall not have been paid on the date fixed therefor, any adjustment previously made to the Series B Conversion Price with respect to such dividend shall be canceled as of the close of business on such record date, and thereafter the Series B Conversion Price shall be adjusted as of the time of actual payment of such dividend.

               III. OTHER DISTRIBUTIONS. In the event the Company at any time or from time to time makes, or fixes a record date for the determination of holders of Common entitled to receive any distribution payable in securities or rights of the Company other than shares of Common and other than as otherwise adjusted in this Section 4, then and in each such event provision shall be made so that the holders of Series B Preferred shall receive upon conversion thereof, in addition to the number of shares of Common receivable thereupon, the amount of securities or rights of the Company that they would have received had their Series B Preferred been converted into Common immediately prior to such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 4 with respect to the rights of the holders of the Series B Preferred.

               IV. RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common issuable upon conversion of the Series B Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Series B Conversion Price then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series B Preferred shall be convertible into, in lieu of the number of shares of Common that the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common that would have been subject to receipt by the holders upon conversion of such Series B Preferred immediately before that change.

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          D.  NO IMPAIRMENT.  Except for transactions approved in accordance with Section 6 hereof, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of this Section 4 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of the Series B Preferred against impairment.

     The Company shall from time to time in accordance with the laws of the State of Delaware increase the authorized number of shares of Common if at any time the number of shares of Common remaining unissued and available for issuance shall not be sufficient to permit conversion of all of the Series B Preferred as provided for in this Section 4.

          E. CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Series B Conversion Price pursuant to this
Section 4, the Company shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series B Preferred a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Series B Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Series B Conversion Price, as applicable, at the time in effect and (iii) the number of shares of Common and the amount, if any, of other property which at the time would be received upon the conversion of the Series B Preferred.

          F. RESERVATION OF STOCK ISSUABLE UPON CONVERSION. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Common, solely for the purpose of effecting the conversion of the shares of Series B Preferred, such number of its shares of Common as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred; and if at any time the number of authorized but unissued shares of Common shall not be sufficient to effect the conversion of all then-outstanding shares of Series B Preferred, in addition to such other remedies as shall be available to the holder of such Series B Preferred, the Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common to such number of shares as shall be sufficient for such purposes.

          G. NOTICES OF RECORD DATE. In the event that the Company shall propose at any time:

               I. to declare any dividend or distribution upon its Common shares outstanding, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

               II. to offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

               III. to effect any reclassification or recapitalization of its Common shares outstanding involving a change in the Common shares; or

               IV. to effect a merger or consolidation of the Company with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event, the Company shall send to the holders of the Series B Preferred;

                    (1) at least 10 days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (iii) and (iv) above; and

                    (2) in the case of the matters referred to in (iii) and (iv) above, at least 10 days prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of Common shall be entitled to exchange their Common shares for securities or other property deliverable upon the occurrence of such event).

     Each such written notice shall be given personally or by first class mail, postage prepaid, addressed to the holders of Series B Preferred at the address for each such holder as shown on the books of the Company, provided, however, that any holder residing outside of the United States shall receive notice by telecopy to be followed by notice delivered by mail.

          H. ISSUE TAXES. The Company shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common on conversion of shares of Series B Preferred pursuant hereto; provided, however, that the Company shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

     5. VOTING RIGHTS. Each holder of shares of Series B Preferred shall be entitled to the number of votes equal to the number of shares of Common into which such shares of Series B Preferred could be converted on the record date for the vote or the date of the solicitation of any written consent of stockholders and shall have voting rights and powers equal to the voting rights and powers of the Common. The holder of each share of Series B Preferred shall be entitled to notice of any stockholders' meeting in accordance with the Bylaws of the Company and shall vote with holders of the Common upon all matters submitted to a vote of stockholders, except those matters required by law to be submitted to a class vote. Fractional votes by the holders of Series B Preferred shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Series B Preferred held by each holder could be converted) shall be rounded down to the nearest whole number.

     6. SERIES B COVENANTS. In addition to any other rights provided by law, so long as shares of Series B Preferred are outstanding, the Company shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of the Series B Preferred;

          A. amend or repeal any provision of, or add any provision to, this Company's Certificate of Incorporation if such action would adversely alter or change the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series B Preferred;

          B. create (by reclassification or otherwise) or issue shares of any class or series of stock (i) having a preference over the Series B Preferred with respect to voting, dividends or upon liquidation or (ii) having rights superior to any of the rights of the Series B Preferred under Section 4 or this
Section 6;

          C. increase or decrease the authorized number of shares of Series B Preferred;

          D. do any act or thing which would result in taxation of the holders of shares of Series B Preferred under Section 305 of the Internal Revenue Code of 1986, as amended, or any comparable provision of the Internal Revenue Code as hereafter from time to time amended; or

          E.   make any amendment to the provisions of this Section 6.

     7. STATUS OF CONVERTED STOCK. In the event that any shares of Series B Preferred shall be converted pursuant to Section 4 hereof, the shares so converted shall be canceled and shall not be issuable by the Company. The Certificate of Incorporation of this Company shall be appropriately amended to effect the corresponding reduction in the Company's authorized capital stock.

     8. RESIDUAL RIGHTS. All rights accruing to the outstanding shares of the Company not expressly provided for to the contrary herein shall be vested in the Common.

                                       V.

     For the management of the business and for the conduct of the affairs of the corporation, and in further definition, limitation and regulation of the powers of the corporation, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. BOARD OF DIRECTORS. The management of the business and the conduct of the affairs of the corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws.

     The directors shall be divided into three classes designated as Class I, Class II and Class III, respectively, each class to consist, as nearly as possible, of one third of the number of directors then constituting the whole board. At the first annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class I directors shall expire and Class I directors shall be elected for a full term of three years. At the second annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class II directors shall expire and Class II directors shall be elected for a full term of three years. At the third annual meeting of stockholders following the filing of this Certificate of Incorporation, the term of office of the Class III directors shall expire and Class III directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting.

     In case of any increase in the number of directorships, the additional directorships so created shall be classified as described above and may be filled in the same manner as a vacancy in the Board of Directors, and a director elected to such additional directorship shall serve until the next election of the class to which such additional directorship shall have been assigned. Notwithstanding the requirement that the three classes shall be as nearly equal in the number of directorships as possible, no change in the number of directorships shall operate to prevent a director then in office from continuing to serve as such until the expiration of his term or his earlier death, resignation or removal.

     On the filing of this Certificate of Incorporation with the Secretary of State of Delaware, the name of each person who is to serve as a director of the corporation until the next annual meeting of the stockholders and the class of directors in which such person is to serve are set forth as follows:

                NAME                           CLASS

          Eric Tomlinson, D.Sc., Ph.D.        Class I
          David F.J. Leathers                 Class I
          Arthur M. Pappas                    Class II
          Edward L. Cahill                    Class II
          W. Leigh Thompson                   Class III
          Stanley T. Crooke, M.D., Ph.D.      Class III


B. ELECTION OF THE DIRECTORS. Elections of directors need not be by written ballot unless the Bylaws of the Company shall so provide. The Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Company.

C. REMOVAL OF DIRECTORS. Subject to the rights of the holders of any series of Preferred Stock, the Board of Directors or any individual director may be removed from office at any time (i) with cause by the affirmative vote of the holders of a majority of the voting power of all the then-outstanding shares of voting stock of the Company entitled to vote at an election of directors (the "Voting Stock") or (ii) without cause by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66%) of the voting power of all the then-outstanding shares of the Voting Stock.

D. STOCKHOLDER ACTIONS AND MEETINGS. No action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and no action shall be taken by written consent.

                                      VI.

A.   BUSINESS COMBINATIONS.

     1. VOTING. In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section B of this Article VI:

          A. any merger or consolidation of the corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Stockholder; or

          B. any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate of any Interested Stockholder of any assets of the corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) equal to or greater than 10% of the corporation's assets as set forth on the corporation's most recent audited consolidated financial statements filed with the Securities and Exchange Commission; or

          C. the issuance or transfer by the corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the corporation or any Subsidiary to any Interested Stockholder or any Affiliate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value equal to or greater than 10% of the corporation's assets as set forth on the corporation's most recent audited consolidated financial statements filed with the Securities and Exchange Commission; or

          D. the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by or on behalf of any Interested Stockholder or any Affiliate of any Interested Stockholder; or

          E. any reclassification of securities (including any reverse stock split), or recapitalization of the corporation, or any merger or consolidation of the corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the corporation or any Subsidiary which is Beneficially Owned (as hereinafter defined) by any Interested Stockholder or any Affiliate of any Interested Stockholder;

shall require the affirmative vote of the holders of at least 66-2/3 percent of voting power of all of the then outstanding shares of capital stock of the corporation entitled to vote generally in the election of directors (the "Voting Stock"), voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

     2. DEFINED TERMS. The term "Business Combination" as used in this Article shall mean any transaction which is referred to in any one or more of subparagraphs a. through e. of paragraph 1. of this Section A.

B. EXCEPTIONS. The provisions of Section A of this Article VI shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the corporation, solely in their respective capacities as stockholders of the corporation, the condition specified in the following paragraph 1. is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraph 1. or paragraph 2. are met:

     1. BOARD APPROVAL. The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least two Continuing Directors.

     2.   CONDITIONS.  All of the following conditions shall have been met:

          A. The consideration to be received by holders of shares of a particular class (or series) of outstanding capital stock (including Common Stock and other than Excluded Preferred Stock (as hereinafter defined)) shall be in cash or in the same form as the Interested Stockholder or any of its Affiliates has previously paid for shares of such class (or series) of Capital Stock. If the Interested Stockholder or any of its Affiliates have paid for shares of any class (or series) of capital stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of such class (or series) of Capital Stock shall be either cash or the form used to acquire the largest number of shares of such class (or series) of Capital Stock previously acquired by the Interested Stockholder.

          B. The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the date (the "Consummation Date") of the consummation of the Business Combination, of the consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the higher of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event):

               I. (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of Common Stock acquired by them within the two-year period immediately prior to the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or in any transaction in which the Interested

Stockholder became an Interested Stockholder, whichever is higher, plus interest compounded annually from the first date on which the Interested Stockholder became an Interested Stockholder (the "Determination Date") through the Consummation Date at the publicly announced reference rate of interest of Texas Commerce Bank, National Association (or such other major bank headquartered in the State of Texas as may be selected by the Continuing Directors) from time to time in effect in the City of Houston less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of Common Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of Common Stock; and

               II. the Fair Market Value per share of Common Stock on the Announcement Date or the Determination Date, whichever is higher.

          C. The aggregate amount of (x) the cash and (y) the Fair Market Value, as of the Consummation Date, of the consideration other than cash to be received per share by holders of shares of any class (or series), other than Common Stock or Excluded Preferred Stock, of outstanding Voting Stock shall be at least equal to the highest of the following (in each case appropriately adjusted in the event of any stock dividend, stock split, combination of shares or similar event), it being intended that the requirements of this paragraph 2.c. shall be required to be met with respect to every such class (or series) of outstanding Voting Stock whether or not the Interested Stockholder or any of its Affiliates has previously acquired any shares of a particular class (or series) of Voting Stock):

               I. (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates for any shares of such class (or series) of Voting Stock acquired by them within the two-year period immediately prior to the Announcement Date or in any transaction in which it became an Interested Stockholder, whichever is higher, plus interest compounded annually from the Determination Date through the Consummation Date at the publicly announced reference rate of interest of Texas Commerce Bank, National Association (or such other major bank headquartered in the State of Texas as may be selected by the Continuing Directors) from time to time in effect in the City of Houston less the aggregate amount of any cash dividends paid, and the Fair Market Value of any dividends paid in other than cash, on each share of such class (or series) of Voting Stock from the Determination Date through the Consummation Date in an amount up to but not exceeding the amount of interest so payable per share of such class (or series) of Voting Stock;

               II. the Fair Market Value per share of such class (or series) of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher; and

               III. the highest preferential amount per share, if any, to which the holders of shares of such class (or series) of Voting Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation.

          D. After such Interested Stockholder has become an Interested Stockholder and prior to the consummation of such Business Combination: (i) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) on any outstanding Preferred Stock; (ii) there shall have been (1) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of the Common Stock, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (iii) neither such Interested Stockholder nor any of its Affiliates shall have become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Stockholder becoming an Interested Stockholder; provided, however, that no approval by Continuing Directors shall satisfy the requirements of this subparagraph d. unless at the time of such approval there are at least two Continuing Directors.

          E. After such Interested Stockholder has become an Interested Stockholder, such Interested Stockholder and any of its Affiliates shall not have received the benefit, directly or indirectly (except proportionately, solely in such Interested Stockholder's or Affiliate's capacity as a stockholder of the corporation), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

          F. A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all stockholders of the corporation at least 30 days prior to the consummation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

          G. Such Interested Stockholder shall have supplied the corporation with such information as shall have been requested pursuant to Section E of this
Article VI within the time period set forth therein.

C.   DEFINITIONS.  For the purposes of this Article VI:

     1. PERSON. A "person" means any individual, limited partnership, general partnership, corporation or other firm or entity.

     2. INTERESTED STOCKHOLDER. "Interested Stockholder" means any person (other than the corporation or any Subsidiary) who or which:

          A. is the Beneficial Owner (as hereinafter defined), directly or indirectly, of 10% or more of the voting power of the outstanding Voting Stock; or

          B. if an Affiliate of the corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then-outstanding Voting Stock; or

          C. is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by an Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

     3. BENEFICIAL OWNER. A person shall be a "Beneficial Owner" of, or shall "Beneficially Own," any Voting Stock:

          A. which such person or any of its Affiliates or Associates (as hereinafter defined) beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on March 14, 1988; or

          B. which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but shall not be deemed to be the beneficial owner of any shares of Voting Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed the beneficial owner); or

          C. which is beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on the adoption date of this Certificate of Incorporation, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph b. of this paragraph 3 or disposing of any shares of Voting Stock;

provided, however, that in case of any employee stock ownership or similar plan of the corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Voting Stock held by such plan, no such plan nor any Trustee with respect thereto (nor any Affiliate of such Trustee), solely by reason of such capacity of such trustee, shall be deemed, for any purposes hereof, to beneficially own any shares of Voting Stock held under any such plan.

     4. OUTSTANDING VOTING STOCK. For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph 2 of this Section C, the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph 3 of this Section C but shall not include any other unissued shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

     5. AFFILIATE. "Affiliate" or "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on the adoption date of this Certificate of Incorporation.

     6. SUBSIDIARY. "Subsidiary" means any corporation of which a majority of any class of equity security is owned, directly or indirectly, by the corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph 2 of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly, by the corporation.

     7. CONTINUING DIRECTOR. "Continuing Director" means any member of the Board of Directors of the corporation who is unaffiliated with the Interested Stockholder and was a member of the Board prior to the time that the Interested Stockholder became an Interested Stockholder and any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for an appointment or election by a majority of Continuing Directors then on the Board.

     8. FAIR MARKET VALUE. "Fair Market Value" means: (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sale price quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined by the Board in accordance with Section D of this Article VI; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined by the Board in accordance with Section D of the Article VI.

     9. CONSIDERATION. In the event of any Business Combination in which the corporation survives, the phrase "consideration other than cash to be received" as used in paragraphs 2.ii. and 2.iii. of Section B of this Article VI shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding Voting Stock retained by the holders of such shares.

     10. WHOLE BOARD. "Whole Board" means the total number of directors which this corporation would have if there were no vacancies.

     11. EXCLUDED PREFERRED STOCK. "Excluded Preferred Stock" means any series of Preferred Stock with respect to which the Preferred Stock Designation creating such series expressly provides that the provisions of this Article VI shall not apply.

D. BOARD DETERMINATIONS. A majority of the Whole Board but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article VI, including, without limitation, (i) whether a person is an Interested Stockholder, (ii) the number of shares of Voting Stock beneficially owned by any person, (iii) whether a person is an Affiliate or Associate of another, (iv) whether the applicable conditions set forth in paragraph 2 of Section B have been met with respect to any Business Combination, (v) the Fair Market Value of stock or other property in accordance with paragraph 8 of Section C of this Article VII, and (vi) whether the assets which are the subject of any Business Combination referred to in paragraph 1.ii. of Section A have or the consideration to be received for the issuance or transfer of securities by the corporation or any Subsidiary in any Business Combination referred to in paragraph 1.iii. of Section A has, an aggregate Fair Market Value equal to or greater than ten percent (10%) of the corporation's assets as set forth on the corporation's most recent audited consolidated financial statements filed with the Securities and Exchange Commission.

E. INFORMATION. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand, that any person who it is reasonably believed is an Interested Stockholder (or holds of record shares of Voting Stock Beneficially Owned by any Interested Stockholder) supply this corporation with complete information as to
(i) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder, (ii) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (iii) any other factual matter relating to the applicability of effect of this Article, as may be reasonably requested of such person, and such person, and such person shall furnish such information within 10 days after receipt of such demand.

F. FIDUCIARY DUTY. Nothing contained in this Article VI shall be construed to relieve any Interested Stockholder from any fiduciary obligation imposed by law.

G. AMENDMENT. Notwithstanding any other provisions of this Amended and Restated Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the Voting Stock required by law, this Amended and Restated Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of the holders of at least 66-2/3 percent of the voting power of all of the then-outstanding shares of the Voting Stock, voting together as a single class, shall be required to alter, amend or repeal this Article.

                                     VII.

     A director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of the State of Delaware or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Company, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

     IN WITNESS WHEREOF, GeneMedicine, Inc. has caused this Certificate to be signed and attested by its duly authorized officers this day of May 17, 1996.

                                    GENEMEDICINE, INC.


                                    -------------------------------------
                                    Eric Tomlinson, D.Sc., Ph.D.
                                    President and Chief Executive Officer


                                    ATTEST:


                                    -------------------------------------
                                    Richard A. Waldron
                                    Vice President, Chief Financial Officer
                                    and Secretary